For Immediate Release:  Financial and Business Editor . . . November 3, 2006

The Bank Holdings Reports 40% Increase in Third Quarter Earnings
and a 42% Increase in Year-To-Date Earnings.

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced its results of operations and continued growth for the quarter ended September 30, 2006. Net income of $534,000 was reported for the third quarter, as compared to $381,000 for the same period of 2005 and $669,000 for the second quarter of 2006. The increase in reported earnings, as compared to the third quarter of 2005 is attributed to a 44.9% increase in net interest income before provision for loan losses, combined with a 42.3% increase in non-interest income and reduced by an increase of 36.4% in non-interest expense. Year-to-date net income for September 30, 2006 amounted to $1.179 million, as compared to $833,000 for the same period ending September 30, 2005.

Total assets were $461.3 million at September 30, 2006, as compared to $318.9 million at September 30, 2005 and $384.4 million at December 31, 2005. This represents an increase of $142.4 million, or approximately 44.7% over a year earlier and $76.9 million or 20% over the year end. Since September 30, 2005 deposits have risen $81 million, or 29.9%, and since December 31, 2005, deposits have increased $14 million or 4%. Since September 30, 2005 gross loans have increased $80 million or 35% and since December 31, 2005 have increased $65.5 million, or 27%.

Hal Giomi, Chief Executive Officer stated, “We have been busy with the acquisition of Northern Nevada Bank, which will close next week. Their loans, deposits, and locations are a complementary fit to our existing portfolio and our home marketplace. At the current time, our loan portfolio continues to reflect very good loan quality. We continue to have no loan charge-offs, however, we believe an adequate loan loss reserve is especially important in this uncertain economic climate. Our net interest margin, while four basis points lower than that reported last year for the same period, also slipped slightly since the June quarter, not unlike the margins reported by our peers. We continue to see intense competition and pressure for growth of core and other deposits.”

ACTIVITIES

During the third quarter, the Company completed a private placement for $11.5 million to partially fund the announced merger of the Company and NNB Holdings wherein Northern Nevada Holdings and Northern Nevada Bank would be merged with and into The Bank Holdings and Nevada Security Bank, respectively. In addition, preparations were made for the consolidation of the two entities’ data processing, lending, and deposit operations systems as well as the integration of the branch networks held by each institution.

FINANCIAL PERFORMANCE

Quarterly Analysis
On a quarterly basis, the unaudited consolidated net earnings for the three months ended September 30, 2006 were $534,000, as compared to the unaudited net earnings for the quarter ended September 30, 2005 of $381,000. In the third quarter of 2006, net interest income before the provision for loan losses was $3.9 million, which represents an approximate 44% increase from the $2.7 million reported for the same period in 2005. This demonstrates the continued expansion of the loan portfolio and the higher rates earned on the loan and investment portfolios. The ratio of average gross loans to average total assets for the quarters ended September 30, 2006 and 2005 was 67%, and 71%, respectively.

Non-interest income for the quarter ended September 30, 2006 was $535,000, as compared to $376,000 for the same period in 2005. At September 30, 2006, third quarter non-interest expense was approximately $3.3 million, as compared to $2.4 million for the same period in 2005. At September 30, 2006 the Bank operated five branches, with 67 Full Time Equivalents (FTE) while on the same date in 2005, the Bank had four branches with 56 FTE. In addition, the 1031 companies currently operate in four markets with ten FTE that were not in operation at September 30, 2005.

The provision for probable loan losses was $247,000 for the three months ended September 30, 2006 and $292,000 for the same period in 2005, while the provision for undisbursed loan commitments showed a recovery of $37,000 in the third quarter of 2006, as compared to a provision of $32,000 for the third quarter of 2005. The recovery was due to a substantial drawdown of committed lines, which increased the volume of loans outstanding at September 30, 2006.

Basic earnings per share for the quarter ended September 30, 2006 were $0.14, as compared to $0.13 for the same period of the prior year. Quarterly return on average equity was 2.29% and return on average assets was 0.18% for 2006, as compared to 1.32% and 0.13% for the third quarter of 2005.

Year-To-Date Analysis
The unaudited consolidated net earnings reported for the nine months ended September 30, 2006 are $1.179 million, as compared to reported earnings of $833,000 for the same period in 2005. In the nine months of 2006, net interest income before the provision for loan losses was $10.6 million, which represents an increase of about 47% from the nearly $7.2 million reported for the same period of 2005.

Non-interest income was $1.0 million for the nine months ended September 30, 2005, as compared to $619,000 for the same period in 2005, an increase of 62%. For the nine months ended September 30, 2006 non-interest expense was $9.5 million, as compared to $6.3 million for the same period in 2005, an increase of 51%. These increases have to do with the new branch in process in northern California, as well as certain activities related to the acquisition currently in process.

The provision for probable loan losses was $596,000 for the nine months ended September 30, 2005, as compared to $692,000 for the same period of 2005, while the provision for undisbursed loan commitments was $62,000 for the nine months of 2006, and $68,000 for the same period of 2005.

Basic earnings per share for the year to date period ended September 30, 2006, were $0.34, as compared to the basic earnings per share of $0.28 for the same period of the prior year and as compared to the basic earnings per share of $0.48 for the year ended December 31, 2005. Return on average equity was 4.71% and return on average assets was 0.38% for the nine months of 2006, as compared to 3.98% and 0.40%, respectively, for the same period of 2005, and 5.03% and 0.48% for the full year ended December 31, 2005. During the period under discussion, the company’s average capital accounts grew by $12 million, or 41%.

The company has eliminated its former tax loss carry-forward and has become a taxable entity. This is reflected in the increased tax expense of $372,000 for the quarter ended September 30, 2006 as compared to no reported tax expense for the same period of 2005. On a taxable basis, the company’s year-to-date tax provisions were $422,000 for the first nine months of 2006, as compared to no tax provision for the comparable period of 2005.

CREDIT QUALITY
At September 30, 2006 the Bank had two non-accrual loans totaling $528,000 and no past due loans on September 30, 2005. There were no non-performing assets for prior periods being reported or compared. In addition, 5% of the Bank’s loan portfolio is government guaranteed, which has a very low likelihood of loss.

EARNINGS GUIDANCE
Jack Buchold, Chief Financial Officer stated, “We have experienced a declining net interest margin as a result of continued upward movement on deposit and borrowed funds rates. The tax effect on earnings has reduced the Company’s year-to-date results, when compared to the same period of last year. While we have had substantial increases in deposit and loan growth during 2006 and increasing core earnings, the results for the year will be negatively impacted by expenses related to the acquisition of Northern Nevada Bank, including the data processing, legal, and accounting costs assumed in the transaction, although the transaction is expected to be accretive to earnings during the full fiscal year ending December 31, 2007. The related activities have also slowed the assimilation and release of financial results, due to data table re-definitions, and by the restructure of the Bank’s general ledger system. Such events are not expected to affect financial reporting for the end of the year 2006.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $32 million and operates four branches in northern Nevada and one in northern California, which is separately branded as Silverado Bank. An FDIC approved branch office in the vicinity of Rancho Cordova, California is scheduled to open during the fourth quarter of 2006. After the merger, the Bank will operate six branches in northern Nevada. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The Company also operates two subsidiary qualified exchange intermediary companies, Rocky Mountain Property Exchange, of Bozeman, Montana, and Granite Exchange, of Roseville, California. These companies were acquired during March, 2006 and perform tax-deferred property exchanges under Internal Revenue Code Section 1031.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and therefore gain efficiencies, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada	Phone: 775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated Financial Data
	Quarter Ended	Quarter Ended September 30,	Year Ended December
	September 30, 2006	2005	31, 2005
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$7,736	$4,643	$17,166
Interest expense	3,855	1,964	7,344
Net interest income	3,881	2,679	9,822
Provision for loan losses	247	292	1,069
Non — interest income	535	376	772
Non — interest expenses	3,250	2,382	8,823
Losses attributable to Minority Shareholders	3	—	—
Provision for income taxes (1)	382	—	(710)

Net income	$534	$381	$1,412

Period End Data
Assets	461,335	318,922	384,632
Loans, gross	310,716	230,863	245,185
Securities	96,167	69,186	83,821
Deposits	352,002	270,932	338,198
Other borrowed funds	53,494	18,250	15,464
Shareholders’ equity	45,448	28,223	28,499
Non-performing assets (3)	528	-	-
Average Balance Sheet
Assets	441,582	299,087	293,580
Loans, gross	295,691	213,510	201,267
Deposits	355,500	255,332	245,322
Shareholders’ equity	40,959	28,967	28,061
Asset Quality
Non-performing assets (3)	—	-	-
Allowance for loan losses	3,251	2,278	2,655
Net charge-offs	—	-	-
Non-performing assets to total assets	0.1%	-	-
Allowance for loan losses to loans	1.05%	0.99%	1.08%
Net Charge-offs to average loans	—	—	—
Per Common Share
Basic income per share	0.14	0.13	0.47
Diluted income per share	0.13	0.12	0.43
Book value per share	11.01	9.49	9.19
Period end common shares outstanding	4,126,744	2,974,330	3,124,266
Weighted average shares outstanding -basic	3,921,034	2,973,960	2,974,104
Financial Ratios
Return on average assets	0.18%	0.13%	0.48%
Return on average equity	2.29%	1.32%	5.03%
Net interest margin (2)	3.70%	3.74%	3.49%
Tier 1 leverage capital ratio	12.00%	9.42%	10.06%

(1) The Company removed the valuation allowance against the deferred tax asset, and the Company incurs California franchise taxes on its Roseville operation.
(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

Summary Selected Consolidated Financial
Data
	Quarter Ended		Year Ended December
	June 30, 2006	Quarter Ended June 30, 2005	31, 2005
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$6,916	$3,864	$17,166
Interest expense	3,274	1,533	7,344
Net interest income	3,642	2,331	9,822
Provision for loan losses	(124)	186	1,069
Non — interest income	251	97	772
Non — interest expenses	3,348	1,967	8,823
Losses attributable to minority shareholders	(35)	—	—
Provision for income taxes (1)	33	—	(710)

Net income	$669	$275	$1,412

Period End Data
Assets	418,548	284,544	384,632
Loans, gross	280,390	201,850	245,185
Securities	89,827	62,623	83,821
Deposits	342,235	227,767	338,198
Other borrowed funds	37,994	28,000	15,464
Shareholders’ equity	33,146	27,907	28,499
Non-performing assets (2)	—	-	-
Average Balance Sheet
Assets	403,382	273,991	293,580
Loans, gross	274,080	187,683	201,267
Deposits	333,724	224,987	245,322
Shareholders’ equity	31,190	27,564	28,061
Asset Quality
Non-performing assets (2)	—	-	-
Allowance for loan losses	3,004	1,986	2,655
Net charge-offs	—	-	-
Non-performing assets to total assets	—	-	-
Allowance for loan losses to loans	1.07%	0.98%	1.08%
Net Charge-offs to average loans	—	—	—
Per Common Share
Basic income per share	0.21	0.09	0.47
Diluted income per share	0.20	0.09	0.43
Book value per share	9.61	9.39	9.19
Period end common shares outstanding	3,448,004	2,973,330	3,124,266
Weighted average shares outstanding -basic	3,202,603	2,972,484	2,974,104
Financial Ratios
Return on average assets	0.16%	0.10%	0.48%
Return on average equity	2.14%	1.00%	5.03%
Net interest margin (3)	3.92%	3.64%	3.49%
Tier 1 leverage capital ratio	8.38%	10.14%	10.06%

(1) The Company removed the valuation allowance against the deferred tax asset during 2005, and the Company incurs allocated California franchise taxes on its California operations.
(2) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned. For all periods presented, there are none.
(3) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets

Summary Selected Consolidated
Financial Data
	Quarter Ended	Quarter Ended March	Year Ended
	March 31, 2006	31, 2005	December 31, 2005
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$6,184	$3,366	$17,166
Interest expense	3,067	1,216	7,344
Net interest income	3,117	2,150	9,822
Provision for loan losses	473	214	1,069
Non — interest income	221	146	772
Non — interest expenses	2,882	1,905	8,823
Provision for income taxes (1)	7	—	(710)

Net income	$(24)	$177	$1,412

Period End Data
Assets	400,986	256,115	384,632
Loans, gross	273,735	173,590	245,185
Securities	91,369	65,404	83,821
Deposits	317,203	220,001	338,198
Other borrowed funds	50,681	8,000	15,464
Shareholders’ equity	29,263	27,342	28,499
Non-performing assets (2)	—	—	—
Average Balance Sheet
Assets	378,187	252,283	293,580
Loans, gross	258,086	165,040	201,267
Deposits	318,914	207,301	245,322
Shareholders’ equity	28,819	27,426	28,061
Asset Quality
Non-performing assets (2)	—	—	—
Allowance for loan losses	3,128	1,800	2,655
Net charge-offs	—	—	—
Non-performing assets to total assets	—	—	—
Allowance for loan losses to loans	1.14%	1.04%	1.08%
Net Charge-offs to average loans	—	—	—
Per Common Share
Basic income per share	(0.01)	0.06	0.47
Diluted income per share	(0.01)	0.05	0.43
Book value per share	9.34	9.20	9.19
Period end common shares outstanding	3,133,551	2,972,330	3,124,266
Weighted average shares outstanding -basic	3,124,925	2,972,330	2,974,104
Weighted average shares outstanding -diluted	3,379,700	3,254,598	3,279,863
Financial Ratios
Return on average assets	(0.03)%	0.07%	0.48%
Return on average equity	(0.34)%	0.65%	5.03%
Net interest margin (3)	3.51%	3.62%	3.49%
Tier 1 leverage capital ratio	8.05%	9.93%	10.06%

(1) The Company removed the valuation allowance against the deferred tax asset at December 31, 2005, and the Company incurred allocated
California franchise taxes on its Silverado Bank operation.
(2) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned. For all periods presented, there are none.
(3) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets